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                                                                    Exhibit 23.1



              Consent of Independent Certified Public Accountants


       We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 1999 relating to the financial statement, which appear in the 1998 Annual Report to Shareholders of Baxter International Inc., which is incorporated by reference in Baxter International Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 5, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. Further, we also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Chicago, Illinois
January 18, 2000